Exhibit 10.56

CONSULTING AGREEMENT AND RELEASE

This Consulting Agreement And Release (hereafter "Agreement") is entered into as of August 18, 2012, between Steven R. Berrard (hereafter "Berrard") and Swisher International, Inc., its subsidiaries and affiliated companies (hereafter "Swisher").

A.  RECITALS

WHEREAS, Berrard has been employed with Swisher.

WHEREAS, Berrard and Swisher wish to confirm the termination of their employment relationship amicably and to that end voluntarily enter into this Agreement.

WHEREAS, Swisher desires to engage Berrard as a consultant, and Berrard desires to be so engaged, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree to be legally bound by the following terms and conditions, which constitute full settlement of any and all issues between them as herein provided.

B.  ENGAGEMENT AS CONSULTANT; SWISHER’S PROMISES TO BERRARD

1.  Swisher agrees to engage Berrard as a consultant, and Berrard hereby accepts such engagement with Swisher, upon the terms and conditions as set forth in this Agreement for the period beginning on August 18, 2012 and ending on the earlier of (i) August 17, 2013, or (ii) the date Berrard's engagement is terminated hereunder as provided in section B.7 hereof (such period, the "Consulting Period").

2.  During the Consulting Period, Berrard shall provide the following consulting services to Swisher: (i) reasonably assist in Swisher's defense of any legal and/or administrative claim or proceeding involving or relating to Berrard’s past duties with Swisher, or to any matters concerning Swisher about which Berrard has knowledge; (ii) reasonably assist in effecting and closing the merger and acquisition transaction currently underway in respect of which Berrard was actively involved during his prior employment with Swisher (the "Transaction"); (iii) reasonably assist in the management of Swisher's business relationships with Wells Fargo and Fidelity; and (iv) reasonably assist Swisher in obtaining a new, or extending its current, director and officer insurance policy (the "Consulting Services").

3.  Berrard shall report to the Chairman of the Board of Directors of Swisher (the "Board") or his designee, the identity of which designee shall be provided to Berrard in writing and may only be changed by written notice to Berrard, and Berrard shall devote such time to the Consulting Services as may be reasonably necessary to perform the Consulting Services. Berrard shall (i) perform the Consulting Services to the best of his abilities in a diligent, trustworthy, businesslike manner, and in accordance with Swisher's policies and applicable law, (ii) not intentionally do anything, or permit anything to be done at his direction, inconsistent with the Consulting Services or not in the best interests of Swisher, and (iii) reasonably cooperate with the Board, to the extent related to the Consulting Services and appropriate in light of the scope of the Consulting Services, in the advancement of the best interests of Swisher. During Berrard’s tenure as a member of the SHI Board (as herein defined), Swisher shall provide Berrard with directors’ and officers’ liability insurance coverage to cover any claims arising from his activities as a member of the SHI Board, in the same manner as such insurance is provided to other SHI Board members. Swisher will not take any affirmative action to terminate any directors’ and officers’ liability insurance coverage existing on the Effective Date that covers Berrard for his prior acts or omissions as an officer or director of Swisher that occurred prior to the Effective Date.  Swisher shall indemnify, defend, and hold harmless Berrard from and against any and all reasonable expenses (including, without limitation, reasonable expenses of investigation and preparation and reasonable fees and disbursements of legal counsel, accountants or other experts), losses, claims, demands, liabilities, damages, judgments, settlements, fines and penalties which are incurred by Berrard by reason of third-party claims asserted against Berrard relating to or arising from the Consulting Services provided by Berrard under this Agreement from and after the Effective Date including, advancing to Consultant such reasonable amounts as may be reasonably necessary to pay for such expenses; provided that, the foregoing shall not apply to claims resulting from Berrard’s willful misconduct, gross negligence, breach of Sections C.3, C.4, C.7 or C.9 of this Agreement or violation of the law in connection with providing the Consulting Services.

Swisher __TB__       Berrard ___SRB____

4.  In consideration of the Consulting Services and compliance with the covenants set forth herein, Swisher will pay Berrard a cash consulting fee in the amount of $500,000 per annum (the "Consulting Fee").  The Consulting Fee shall be paid in arrears in equal monthly installments, the first month’s installment to be paid on the first day of the month immediately following the Effective Date and the subsequent monthly installments to be paid on the first day of the calendar months during the Consulting Period thereafter, in each case prorated accordingly for any partial month of service.  In addition to the Consulting Fee, Swisher will pay Berrard a one-time lump-sum cash success fee ("Success Fee") in the amount of $500,000 upon the closing date of the Transaction, provided (i) Berrard is engaged as a consultant hereunder at the time of the closing of the Transaction (unless such engagement has been terminated by Swisher for convenience), and (ii) provided further that, subject to the last sentence of this Section B.4,  the Transaction has closed on or before March 31, 2013 ("Success Fee Qualifying Date").  Should a majority of the Board determine in good faith that Berrard violated any of the terms of section C.3, C.4, C.5, C.7 and/or C.9 of this Agreement, or violated the terms of any Other Agreements (as herein defined) in any material respect following the Effective Date, and failed to cure (if curable) any such violation within ten (10) days of receipt by Berrard of written notice of such violation from the Board, Swisher will no longer be obligated to make any further payments as provided under this section.  If the Transaction has not timely closed, the Success Fee Qualifying Date will be extended by Swisher to June 30, 2013 and, in the event of such extension, Berrard will be entitled to receive the Success Fee provided (x) the Transaction closes on or before June 30, 2013 pursuant to terms substantially the same (including the identity of the buyer) as the currently contemplated terms of the Transaction or on such other terms approved by Swisher's Board of Directors, and (y) Berrard has not resigned or his engagement hereunder has not been terminated for Cause.  In the event that Berrard becomes entitled to a Success Fee under this Section B.4, then such Success Fee shall be paid in lump-sum on the applicable Success Fee Qualifying Date.  For avoidance of doubt and in accordance with U.S. Department of Treasury Regulations Section 1.409A-3(b), the Success Fee’s permissible fixed payment date, to the extent such fee becomes payable, shall be calendar year 2013, and no event shall such amount be paid following such payment date.

5.  Swisher agrees to reimburse Berrard for any reasonable out-of-pocket business expenses incurred by Berrard in connection with his performance of the Consulting Services in accordance with the provisions of this Agreement, provided such expenses have been, to the extent in excess of $1,000, pre-approved in writing by an executive officer of Swisher and in all cases subject to Berrard's presentation to Swisher of receipts evidencing such expenses incurred.

6.  Berrard and Swisher acknowledge and agree that Berrard is an independent contractor, and nothing in this Agreement is intended or shall be construed to create an employee/employer relationship. Berrard understands and agrees that he will not be treated as an employee of Swisher for tax purposes, and Swisher will not withhold on behalf of Berrard any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any state or federal law or requirement, and all such payments and withholdings are the sole responsibility of Berrard.  Berrard shall not be entitled to benefits of any kind from Swisher except for the compensation expressly set forth in section B.4 or as required by the Employee Retirement Income Security Act of 1974 ("ERISA") or by the Consolidated Omnibus Budget Reconciliation Act arising from termination of employment prior to the Effective Date. Berrard shall not have authority, and shall not bind, Swisher to any agreement or obligation without the prior written consent of the Board or its designee.

7.  (a)           Berrard's engagement and the Consulting Period may be terminated at any time (i) by Swisher with or without Cause (as herein defined) by giving written notice of termination to Berrard or (ii) by voluntary resignation by Berrard by giving written notice of resignation to Swisher.  Berrard's engagement and the Consulting Period shall automatically terminate upon Berrard's death or Disability. In the event of a termination by Swisher for Cause or Berrard’s voluntary resignation, the Consulting Period shall be deemed to have ended as of the date Berrard ceases to be engaged by Swisher, and Berrard shall be entitled to receive his Consulting Fee through the date of such termination and any unreimbursed business expenses through the date of such termination.  In the event of the termination of Berrard's engagement hereunder by Swisher other than for Cause or in the event of Berrard's death or Disability, Swisher shall continue to pay Berrard (or his legal representative appointed in the case of his death or Disability) the unpaid Consulting Fee for the remainder of the Consulting Period as if Berrard’s services had not been terminated.  The obligations in this paragraph 7 and the obligations to pay the Success Fee to the extent payable after termination of this Agreement under section B.4 shall survive termination of this Agreement.

       (b) For purposes of this Agreement, "Cause" shall mean, as determined by a majority of the Board in good faith: (i) Berrard's conviction of a felony, or any crime involving theft, fraud, dishonesty, or moral turpitude (which shall not include any misdemeanor crimes involving Berrard’s operation of a motor vehicle), whether or not committed in the course of performing services for Swisher; (ii) Berrard’s intentional act(s) of disloyalty, fraud, or breach of fiduciary duty to Swisher or any of its affiliates in connection with performing the Consulting Services or otherwise performing services for Swisher; or (iii) Berrard's (A) material breach of any provision of this Agreement including, without limitation, section C.3, C.4, C.5, C.7 and/or C.9 of this Agreement or any Other Agreements, or (B) failure to follow in all material respects a lawful and reasonable written directive of the Board consistent with the Consulting Services; provided, however, that in the case of any of the items in clause (iii) hereof, Berrard shall have been given written notice of such breach or failure by the Board and shall have failed to cure (if curable) such breach or failure within ten (10) days after receiving such written notice.  For purposes of this Agreement, Berrard will be deemed to have a "Disability" if, during the Consulting Period, a licensed physician selected by the Board (and acceptable to Berrard, such acceptance not to be unreasonably withheld or delayed) determines that for physical or mental reasons, Berrard is unable to substantially perform the Consulting Services for 120 consecutive days, or 180 days during any 12-month period. Berrard agrees to submit to medical examination and otherwise cooperate as reasonably required in connection with the determination of the existence of a Disability.

8.  Swisher promises not to contest any claim Berrard may bring for unemployment compensation benefits.  However, Swisher cannot make any guarantees as to how a claim for benefits may be decided by the Employment Security Commission.

Swisher ___TB____       Berrard ___SRB____

C.   MUTUAL PROMISES TO THE PARTIES

1.  (a)           Berrard, for himself, his heirs, executors, personal representatives, and assigns, releases, and forever discharges Swisher International, Inc., Swisher Hygiene Franchise Corporation, HB Services, LLC, Swisher Hygiene Inc., and all of their subsidiaries and related corporations and entities ("Swisher Entities"), including but not limited to their officers, directors, employees, shareholders, members, managers, advisors, agents and assigns, from any and all claims, of whatever nature, legal, equitable, or administrative, including, but not limited to, claims arising out of his employment with, or separation from Swisher, arising before the time of execution hereof.  This Agreement specifically includes, but is not limited to, any and all claims arising under the Age Discrimination in Employment Act, as well as any other claims under federal, state, or local statutes, the common law, public policy, ordinances or equity, to include any claims under the North Carolina Wage and Hour Act and the North Carolina Equal Employment Practices Act.  Berrard agrees that this release includes any claim he may have, including claims of which he may not presently be aware.

       (b) In the event that any of the Swisher Entities shall file an action in any court or tribunal against Berrard for a claim that arose prior to the date hereof, then Berrard may, in addition to any other claims he may have that have not been released, assert any claim released pursuant to Section C.1.(a) above as a counterclaim in the original action but (i) only to the extent that such released claim being asserted is addressed as a counterclaim solely against the Swisher Entity that has asserted the original action or such Swisher Entity on whose behalf the claim is being asserted or who assigned such claim to the Swisher Entity asserting the claim, and (ii) any damages or legal fees that may be awarded to Berrard payable by a Swisher Entity will be an offset against the damages or legal fees awarded to the Swisher Entity payable by Berrard, it being acknowledged and agreed that the Berrard Parties shall not be entitled to any money damages, costs or expenses arising from any counterclaims made against a Swisher Entity, the basis of which is any claim released pursuant to Section C.1.(a) above.  The foregoing limitation and restrictions are not applicable to any other claim that Berrard may have that have not been released pursuant to Section C.1.(a).

       (c) Notwithstanding anything in this Agreement to the contrary, Berrard does not release, discharge or waive any rights to (i) his vested equity compensation or any of his other equity interest in Swisher and its affiliates, with the exception that he waives rights to unvested stock options and unvested restricted stock units, (ii) benefit or ERISA claims under any employee benefit plans in which Berrard was a participant by virtue of his prior employment with Swisher arising before the Effective Date, (iii) rights as a shareholder of Swisher Hygiene Inc., (iv) rights as a director of the SHI Board, and (v) rights to be indemnified and/or advanced expenses under any applicable corporate document of Swisher or its affiliates, any applicable agreement or pursuant to applicable law or to be covered under any applicable directors’ and officers’ liability insurance policies.

2.  Berrard waives any right to recover in any proceeding that results from a charge or action filed on his behalf by a state or federal administrative agency or in any other proceeding.  Berrard represents and warrants that no such claims or charges have been filed and/or initiated to date and he knows of no claim that exists as of the Effective Date.

3.  Berrard agrees to return any Swisher property that may still be in his possession and control at the time he returns the executed portion of this Agreement, other than property reasonably required to be retained by Berrard in order to perform the Consulting Services or his duties as a director of Swisher Hygiene Inc. which retained property shall be promptly returned by Berrard to Swisher upon the termination of the Consulting Period or Berrard's service as a director, as the case may be.  Berrard’s duty to return property includes but is not limited to security badges, computers and equipment, operations manual and all other materials relating to operation of Swisher's business (including but not limited to customer lists, correspondence, drawings, files, handbooks, invoices, plans, programs, records, samples, standards and specifications, and all copies thereof, records, such as customer lists, mailing lists, account information, samples, prototypes, price lists and pricing information, any phone cards, cellular phone, automobile and all of the tangible and intangible property belonging to Swisher and relating to Berrard's employment with Swisher, all of which are acknowledged to be Swisher’s or employer’s property).  Berrard further represents and warrants that he has not knowingly retained any copies, electronic or otherwise, of such property.

4.  Berrard agrees that he will not unlawfully disclose Swisher's confidential information or trade secrets in any manner whatsoever, to include any manner in violation of the North Carolina Trade Secrets Protection Act, codified at N.C. Gen. Stat. §§ 66-152 through 66-162.  Nothing in this section C.4 shall prohibit Berrard from (i) disclosing information and documents when required by applicable law, subpoena or court order, (ii) disclosing information that has been or is hereafter made public through no act or omission of Berrard in violation of this Agreement or any other confidentiality obligation or duty owed to Swisher and through no act or omission of any other person which, to the knowledge of Berrard, has any legally binding confidentiality obligation or duty to Swisher, (iii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iv) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (v) retaining, at any time, his personal correspondence, personal rolodex and documents related to his own personal benefits, entitlements and obligations.

5.  Berrard acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports, and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to Swisher's actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Berrard prior to or while engaged by Swisher or any predecessor or entity from which it acquired assets (collectively, the "Work Product") belong to Swisher. All Work Product created by Berrard while engaged by Swisher will be considered "work made for hire," and as such, Swisher is the sole owner of all rights, title, and interests therein. All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of Berrard's rights to any copyrights or copyright registrations related thereto, are conveyed, assigned, and transferred to Swisher pursuant to this Agreement. Berrard will promptly disclose and deliver such Work Product to Swisher and, at Swisher's expense, perform all actions reasonably requested by Swisher (whether during or after the Consulting Period) to establish, confirm, and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney, and other instruments).

Swisher ___TB____       Berrard ___SRB____

6.  Berrard waives any and all rights to receive compensation for serving as a member of the Board of Directors of Swisher Hygiene Inc. ("SHI Board") or its affiliates during the Consulting Period.  Following the expiration or termination of the Consulting Period for any reason, Berrard shall be entitled to receive compensation as a member of the SHI Board in a manner consistent with other non-executive members of such board.

7.  The restrictive covenants contained in this section C.7 and elsewhere in this Agreement are in addition to any other restrictive covenants under separate or prior agreements to which Berrard may be subject or bound as set forth on Schedule C.7 attached hereto, to the extent copies of such agreements have been provided to Berrard on the Effective Date ("Other Agreements").  Berrard agrees that the following restrictive covenants are reasonable and necessary to protect Swisher's legitimate business interests, including but not limited to the training provided by Swisher to its employees and the promotion of workforce stability, Swisher's proprietary information, product development and design, marketing strategies, specific sales operations and underlying data, goodwill, loyalty, and substantial relationships between Swisher and its customers, clients, vendors, suppliers, franchisees, licensees, and other industry contacts to which Berrard had access by virtue of Berrard's employment.  Berrard's performance of the Consulting Services pursuant to and in accordance with this Agreement shall not constitute a breach of the provisions of this section C.7.

(i) During the period of twenty-four (24) months following the Effective Date (the "Restrictive Period"), Berrard will not, directly or indirectly, become involved with any person, firm or company engaged in the Protected Business (as herein defined), either as a principal, agent, employee, employer, consultant, partner, shareholder (other than holding, by way of bona fide investment only, not more than 5% of any class of issued shares or other securities which are actively traded on any national securities exchange), member, manager, officer or director, or in any other individual or representative capacity, or engage or otherwise participate in any manner or fashion in any business activity that is the same as or similar to, or that is otherwise directly or indirectly in competition with, the Protected Business conducted by Swisher in any State of the United States or in any other country where Swisher currently operates.  As used in this Agreement, the term "Protected Business" means the business of owning, operating, franchising or licensing (1) any business that generates more than 15% of its annual revenue from any or all of the following:  (A) hygiene products or services, (B) pest control products or services, and/or (C) paper products typically used in restrooms and/or related services, to customers that include, without limitation, restaurants, retail stores and/or other types of commercial establishments, or (2) any other business then being conducted by Swisher.  Nothing herein shall prevent Berrard from engaging in any activity with, or holding any financial interest in, a non-competitive affiliate of an entity engaged in a Protected Business, provided, that none of Berrard’s activities or financial interests in respect of such non-competitive affiliate would cause Berrard to otherwise breach his obligations under this Agreement in respect of the entity engaged in a business that competes with Swisher.

(ii) During the Restrictive Period, Berrard will not solicit, service, divert or do business in a manner that would violate subparagraph (i) of this section C.7 with, (or attempt to solicit, service, divert or do business in a manner that would violate subparagraph (i) of this section C.7 with, solicit, service or divert) any actual or known potential business contact or customer of Swisher or its related or affiliated companies related to the Protected Business, who was an actual or potential known business contact or customer of Swisher or its related or affiliated companies at any time during the two (2) year period prior to Berrard's termination of employment with Swisher.  Swisher hereby agrees and acknowledges that certain of its customers, vendors, lenders and advisors may have an existing ongoing relationship with Berrard and that the maintenance of such relationships without more is not a breach of any provision of any restrictive covenant in this Agreement.

(iii) During the Restrictive Period, without the prior written consent of the Chairman (or his or her designee) of Swisher, Berrard will not directly or indirectly induce any person who is an employee, officer, manager, contractor or agent of Swisher or its related or affiliated companies to terminate such relationship or otherwise interfere with such relationship; or otherwise solicit, hire, employ, or assist in employing any person who is (or was at any time during the six (6) month period prior to the Effective Date) an employee, officer, manager, or contractor of Swisher or its affiliated companies. Notwithstanding any provision of the immediately preceding sentence to the contrary, Berrard may hire or employ (A) the individuals listed on Schedule C.7(iii) hereto or (B) any person who is then a former employee of Swisher whose employment was terminated by Swisher or who were forced by written directive by Swisher or the SHI Board to resign employment (but not due to such person's resignation); provided that, in the case of both clause (A) and clause (B) above, (1) such person's employment or engagement by Berrard would not violate any restrictive covenant in favor of Swisher to which such person is subject and (2) Berrard may not indirectly through such person engage in, attempt to engage in, or benefit from any activity that Berrard is prohibited from directly engaging in pursuant to this Agreement.

(iv) Notwithstanding anything herein to the contrary, in the event that the Consulting Period terminates as a result of Berrard’s voluntary resignation, then the Restrictive Period shall terminate on the one year anniversary of the date of such resignation but in no event later than the second anniversary of the Effective Date.

Swisher ___TB____       Berrard ___SRB____

8.  Berrard agrees that the restrictive covenants contained in this Agreement including, without limitation, section C.7 are reasonable as to duration and scope, and necessary to protect the legitimate interests of Swisher and its subsidiaries and affiliates; impose no undue hardship on Berrard; and serve the public interest.  If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, to the minimum extent necessary to make it enforceable, and in its reduced form, such provision shall then be enforceable and shall be enforced. Swisher shall be entitled to the full benefit of the promises stated in sections C.3, C.4 and C.7 and elsewhere in this Agreement.  Accordingly, if Berrard violates any or all of those provisions, this Agreement shall remain in full force and effect beyond the expiration of the term of the promise (if not already unlimited), such that Swisher receives the full benefit of its bargain.  Berrard and Swisher agree that it would be difficult to measure the damage to either party from any breach or threatened breach by the other party, including specifically, but not limited to, the promises set forth in sections C.4, C.7 and C.9 (i.e. non-competition, non-solicitation of employees and business relationships, confidentiality, and non-disparagement); that injury to Swisher or Berrard, as the case may be, from any such breach would be irreparable; and that money damages would therefore be an inadequate remedy for any such breach.  Accordingly, in addition to any liquidated damages set forth herein, the parties agree that if the other party breaches or threatens to breach any of the promises contained in this Agreement, the non-breaching party shall, in addition to all other remedies it may have, be entitled to an injunction or other appropriate orders to restrain any such breach or threatened breach without showing or proving any actual damage to the other party.  The existence of any other claim or cause of action by a party, including but not limited to any other claim or cause of action under any other agreement with each other, does not constitute a defense to the enforcement of this Agreement by the other party.  Other than as expressly set forth herein,  nothing contained in this Agreement shall be construed as a waiver by any party of any other right, including, without limitation, such party's rights to damages.  Swisher may assign, without limitation, the restrictive covenants set forth in sections C.3, C.4, C.7 and C.9 to any successor or assignee to its business, and Berrard expressly consents and agrees that any such successor or assignee of Swisher may enforce any of the foregoing restrictive covenants or other terms of this Agreement against Berrard.  Notwithstanding anything to the contrary in this Agreement, each of the subsidiaries and affiliated entities of Swisher International, Inc. not a signatory to this Agreement is an express third-party beneficiary of the provisions of this Agreement and is entitled to enforce any such provisions and Swisher agrees that such entities shall also be jointly and severally liable for Swisher’s obligations hereunder.

9.  During the Restrictive Period, Berrard will not make any disparaging statement to any third party regarding Swisher and/or its current employees, officers, directors or managers.  During the Restrictive Period, Swisher will not, and shall cause its officers and directors to not, make any disparaging statement to any third party regarding Berrard. A "disparaging statement" is defined for purposes of this Agreement as any communication, written or oral, including any posting to a website or Internet blog, which would reasonably cause an objective recipient to call into question the integrity, ethics, morals, professionalism, business acumen, business reputation, goodwill, or good character of the party being discussed; provided, however, that (i) nothing herein is intended to impede any member of the SHI Board from faithfully performing his or her duties and obligations as a member of such board and any truthful statement in his or her capacity as such board member shall not be deemed to be a "disparaging statement" and (ii) nothing herein is intended to impede open communication between members of the SHI Board or between members of the SHI Board and senior executive officers of Swisher or its affiliates.  Notwithstanding the foregoing provisions of this section C.9 to the contrary, nothing in this paragraph shall prevent any person from (i) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement to the extent necessary with respect to any litigation, arbitration, proceeding or investigation involving any agreement between or among the parties or required by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent or actual jurisdiction to order such person to disclose or make accessible such information.

D.  MISCELLANEOUS TERMS AGREED TO BY THE PARTIES

In exchange for the promises made by and to Swisher and Berrard, they mutually agree to the following terms:

1.  Either party may enforce this Agreement in court if the other party breaches it.  If a specific clause of this Agreement is found to be illegal or unenforceable, the remainder of this Agreement will not be affected by such ruling, and will remain in force.  The parties agree that any action to enforce this Agreement will be filed in a Court of competent jurisdiction within Mecklenburg County, North Carolina.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of North Carolina. The prevailing party in any litigation arising from this Agreement will be entitled to recover from the non-prevailing party its reasonable attorneys' fees and court costs, through appeal.

2.  No later than two (2) business days following the Effective Date, Swisher shall pay Berrard a lump sum cash payment equal to the amount of any reimbursable business expenses owed by Swisher to Berrard and any accrued vacation pay owed by Swisher to Berrard in connection with Berrard's employment by Swisher prior to the Effective Date, which amounts are set forth on Schedule D.2 hereto.  Any amount arising from Berrard’s participation in, or benefits under any employee benefit plans, programs or arrangements of Swisher prior to the Effective Time, shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, provided that nothing herein shall be deemed to entitle Berrard to severance pay.  Following the payment of the amounts set forth in the immediately preceding two sentences to Berrard, the parties agree that execution of this Agreement by Berrard fully resolves all wage, vacation pay, bonus, commission, premium payments of whatever nature, expense reimbursements, or any other sums concerning Swisher in connection with Berrard's employment by Swisher prior to the Effective Date, except indemnification obligations of Swisher provided under applicable law, contract, or corporate bylaws which, for purposes of clarity, are not being released under section C.1.  The parties agree that no additional sums are owed by Swisher to Berrard.  To that end, Berrard expressly acknowledges and agrees that he has been fully and properly paid all wages, salary, and/or bonuses and any and all other pay and incentives due to Berrard based upon actual work performed by Berrard for Swisher; and that Berrard has been provided with all leave or other accommodations (including under the Family and Medical Leave Act and/or the Americans with Disabilities Act) to which Berrard may have been entitled, if any, and that Berrard has not suffered any workplace illness or injury other than any illness or injury which Berrard has already advised Swisher in writing, if any.

Swisher ___TB____       Berrard ___SRB____

3.  This Agreement is to be construed, interpreted, and enforced as a whole, in accordance with its fair meaning, and any rule requiring the construction of an agreement against its drafter shall not be applied in this case.

4.  The terms contained in this Agreement constitute the entire agreement between Swisher and Berrard with respect to the subject matters hereof and supersede all prior negotiations, agreements, representations and/or warranties relating thereto with the exception of the Other Agreements, all of which such Other Agreements shall remain in full force and effect and are hereby confirmed and ratified.

5. This Agreement may be entered into and executed in counterparts and when executed separately by each party shall be fully executed and binding as if each party had executed one agreement.  Further, signatures may be by facsimile and such signatures are deemed to be original signatures.

6.  Section 409A Compliance.

(i) It is the intention of both Swisher and Berrard that the benefits and rights to which Berrard is entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Berrard or Swisher believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on Berrard and on Swisher).

(ii) Neither Swisher nor Berrard, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

(iii) In the event that Berrard is a "specified employee" (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, that is subject to the six-month delay requirement described in Code Section 409A(2)(b), then Swisher and Berrard shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A. In the event that, following such efforts, Swisher determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after Berrard’s "separation from service" (as described in Code Section 409A) (or, if earlier, the date of Berrard’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(iv) For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which Berrard is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(v) With respect to reimbursements that may be provided under the Agreement (the "Reimbursement Plans"), to the extent any benefits provided under the Reimbursement Plans are subject to Section 409A, the Reimbursement Plans shall meet the following requirements:

(a) Reimbursement Plans shall use an objectively determinable, nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided;

(b) Reimbursement Plans shall provide that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during Berrard's taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year;

(c) The reimbursement of an eligible expense is made on or before the last day of Berrard 's taxable year following the taxable year in which the expense was incurred; and

(d) The right to reimbursement or in-kind benefits under the Reimbursement Plans shall not be subject to liquidation or exchange for another benefit.

7. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth below their respective signatures below (or at such other address for a party as shall be specified in a notice given in accordance with this section D.7).

Swisher ___TB____       Berrard ___SRB____

E.  BERRARD’S CERTIFICATE

Because this is a legal document, Swisher wants to make sure that Berrard is fully informed before entering into this Agreement.  Berrard, therefore, makes the following assurances to Swisher:

1.  Berrard has read this Agreement and understands all of its provisions.

2.  Berrard enters into this Agreement freely and voluntarily.

3.  Berrard has been given a period of not less than twenty-one (21) days to consider and decide whether to enter into this Agreement.  This has provided Berrard with ample opportunity to reflect and seek the advice of his legal counsel, accountant, tax or financial advisors, family members and/or anyone else whose advice Berrard values.

4.  Swisher has urged Berrard to review this Agreement with a lawyer.

5.  Berrard has a period of seven (7) days to revoke this Agreement after signing it.  Berrard acknowledges that he can revoke the Agreement by notifying Swisher’s Vice President of Human Resources, Kim Dziuk, in writing of his wish to do so at Ms. Dziuk’s office address at 4725 Piedmont Row Dr., Suite 400, Charlotte, North Carolina 28210, which revocation to be effective must actually be received not later than the seventh day after Berrard signs this Agreement.  If no timely revocation has occurred, this Agreement shall become effective and enforceable on the eighth day after signature by Berrard.  The date on which this Agreement becomes effective based on the foregoing sentence shall be referred to herein as the "Effective Date."

{Signatures on following page}

Swisher ___TB____       Berrard ___SRB____

THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH HAS READ AND REVIEWED THE TERMS OF THIS AGREEMENT, THAT THEY FULLY UNDERSTAND THIS AGREEMENT, AND THAT THEY SIGN THIS AGREEMENT INTENDING TO BE LEGALLY BOUND.

SWISHER INTERNATIONAL, INC.		STEVEN R. BERRARD

By:	/s/ Thomas C. Byrne		/s/ Steven R. Berrard

Its:	Interim President	Dated:	October 18, 2012

Dated:	October 22, 2012

	Address for Notices:	Address for Notices:
4725 Piedmont Row Drive, Suite 400
Charlotte, North Carolina 28210
	Facsimile: (704) 602-7980	Facsimile:
	Email:vlichtenberger@swisherhygiene.com	Email:
Attn: Vince Lichtenberger, Esq.

As Approved by the Compensation Committee of the Board of Directors of Swisher Hygiene Inc.

By:	/s/ Harris W. Hudson
Whit Hudson
Chairman, Compensation Committee

Swisher ___TB___       Berrard _______

SCHEDULE C.7

Other Agreements

None.

Schedule C.7 - 1

Swisher ___TB____       Berrard ___SRB____

SCHEDULE C.7(iii)

Persons Berrard May Employ

Michelle Berrard
Jim Foley
Diane Douglas
Jason Norris
Kathy Cunningham
Dee Atkinson

Schedule C.7(iii) - 1

Swisher ___TB____       Berrard ___SRB____

SCHEDULE D.2

Reimbursable Business Expenses and Accrued Vacation Pay

Berrard has submitted $4,961.16 in business expenses to Swisher for reimbursement in accordance with Swisher policies.

Swisher records indicate that Berrard has ninety (90) hours of PTO, the value of which, $21,634.12, will be paid within two (2) business days of the execution of this Agreement.

The unpaid Consulting Fees payable to Berrard through October 12, 2012, total $38,461.54

Schedule D.2 - 1

Swisher ___TB____       Berrard ___SRB____